Exhibit 99.1

REDWOOD TRUST DECLARES $0.125 PER SHARE DIVIDEND FOR THE SECOND QUARTER OF 2020

MILL VALLEY, CA – Thursday, June 11, 2020 – Redwood Trust, Inc. (NYSE: RWT) today announced that its Board of Directors authorized the declaration of a second quarter regular dividend of $0.125 per share. The second quarter 2020 dividend is payable on June 29, 2020 to stockholders of record on June 22, 2020.

"Today’s dividend declaration reflects the strength of our liquidity position, and the durable cash flow and net interest income expectations for our in-place portfolio," said Christopher J. Abate, Chief Executive Officer of Redwood Trust. "The second quarter dividend payment aligns with the current size of our balance sheet and the impact from the financial market dislocations caused by the COVID-19 pandemic. We are committed to delivering a sustainable cash dividend to shareholders while remaining well positioned to take advantage of investment opportunities and deploy capital into our operating businesses going forward," Abate concluded.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood's 2020 regular dividends, the durability of Redwood's earnings power, prospects for growth, and ability to support a sustainable and growing dividend. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2019 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com